Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

THE SELLING STOCKHOLDERS,

PINNACLE PHARMACEUTICALS, INC.

AND

NEW RIVER MANAGEMENT IV, LP

May 10, 2007

(i)

(ii)

(iii)

(iv)

SCHEDULES

Schedule 1.40	Permitted Liens
Schedule 1.45	Required Consents
Schedule 2.2	Sellers’ Accounts
Schedule 2.3	Option Holders’ Accounts
Schedule 2.5	Closing Amounts Payable
Schedule 3.12	Financial Statements
Schedule 3.16	Intellectual Property

EXHIBITS

Exhibit A	Selling Stockholders
Exhibit 1.15	Consulting Agreement
Exhibit 1.19	Employment Agreement
Exhibit 1.37	Opinion of Company Counsel

(v)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), made as of May     , 2007, by and among Pinnacle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the selling stockholders listed on Exhibit A hereto (each a “Seller” and together, “Sellers”), and New River Management IV, LP, a Virginia partnership (“Buyer”), recites and provides as follows:

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Section 1.1. Accounts.

“Accounts” shall mean all accounts receivable, notes receivable and associated rights as of the Effective Time (including, without limitation, amounts due from vendors, all security deposits, letters of credit and security interests in collateral) arising from the sale of goods and services in the ordinary course of the business of the Company, together with any notes or other amounts due to the Company from its officers, employees or Affiliates.

Section 1.2. Affiliate.

“Affiliate” shall mean, as applied to any person, (a) any other person directly or indirectly controlling, controlled by or under common control with, that person, (b) any other person that owns or controls ten percent (10%) or more of any class of equity securities of that person or any of its Affiliates or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through ownership of voting securities or by contract or otherwise.

Section 1.3. Agreement.

“Agreement” shall mean this Stock Purchase Agreement, together with the schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

Section 1.4. Assets.

“Assets” shall mean, collectively, all of the tangible and intangible assets owned by the Company as of the Effective Time.

Section 1.5. Balance Sheet.

“Balance Sheet” shall mean the balance sheet of the Company as of December 31, 2006 set forth in the Financial Statements.

Section 1.6. Books and Records.

“Books and Records” shall mean original or true and complete copies of all of the books, records, files, data and information of the Company as of the Effective Time (including, without limitation, customer lists, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence).

Section 1.7. Buyer.

“Buyer” shall mean New River Management IV, LP, a Virginia partnership.

Section 1.8. Closing.

“Closing” shall mean the meeting of the closing of the transactions contemplated hereby to be held at 10:00 a.m., Richmond, Virginia time, on the Closing Date, at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia 23219, or at such other time and place as the parties may mutually agree in writing.

Section 1.9. Closing Date.

“Closing Date” shall mean May     , 2007, or such other date as the parties may mutually agree in writing.

Section 1.10. Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.11. Common Stock Per Share Purchase Price.

“Common Stock Per Share Purchase Price” shall mean $3.75.

Section 1.12. Company Common Stock.

“Company Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

Section 1.13. Company Preferred Stock.

“Company Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.001 per share.

Section 1.14. Company Stock Options.

“Company Stock Options” shall mean options to purchase Company Common Stock outstanding as of the date hereof.

Section 1.15. Consulting Agreement.

“Consulting Agreement” shall mean a consulting agreement between the Company and Dr. Sidney Hecht in substantially the form of Exhibit 1.15 attached hereto

Section 1.16. Contracts.

“Contracts” shall mean those contracts, agreements, blanket and other purchase orders, leases of personal property (such as computers and copiers), sales orders, license agreements, relationships and commitments and invoices related thereto, to which the Company is a party or by which the Company is bound (whether written or oral).

Section 1.17. Effective Time.

“Effective Time” shall mean 11:59 p.m., Richmond, Virginia time on the date immediately preceding the Closing Date.

Section 1.18. Employee Benefit Plan.

“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA, each Pension Plan and any other plans, programs, agreements, arrangements or policies that provide compensation or other benefits, whether or not subject to ERISA, to any present or former employee, non-employee director or service provider of the Company or an ERISA Affiliate, or any dependent or beneficiary thereof.

Section 1.19. Employment Agreement.

“Employment Agreement” shall mean an employment agreement between the Company and each of the Key Employees in substantially the form of Exhibit 1.19 attached hereto

Section 1.20. Environmental Laws.

“Environmental Laws” shall have the meaning set forth in Section 3.23(a) hereto.

Section 1.21. ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.22. ERISA Affiliate.

“ERISA Affiliate” shall mean each entity that is a member of a controlled group or affiliated service group of which the Company is a member or that is treated as a single employer with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.

Section 1.23. Financial Statements.

“Financial Statements” shall mean the balance sheets of the Company as of December 31, 2004, 2005, and 2006 and the statements of income and retained earnings and statements of cash flows of the Company for the years ended December 31, 2004, 2005, and 2006 set forth in Schedule 3.12 hereto.

Section 1.24. GAAP.

“GAAP” shall mean generally accepted accounting principles of the United States as in effect at the time of the preparation of the subject financial statement consistently applied.

Section 1.25. Governmental Authority.

“Governmental Authority” shall have the meaning set forth in Section 3.23(a) hereto.

Section 1.26. Hazardous Materials.

“Hazardous Materials” shall have the meaning set forth in Section 3.23(a) hereto.

Section 1.27. Intellectual Property.

“Intellectual Property” shall mean all intellectual property owned or licenses by the Company as of the Effective Time, including, without limitation, the following: (a) all registered and unregistered domestic and foreign inventions, patents and patent applications, (b) all registered and unregistered trademarks, service marks, trademark registration and applications, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, formulae, technology, processes, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals), (e) all computer programs and software and source code (including hard copy and soft copy as well as all data and related documentation), (f) all websites and related content (including, without limitation, underlying software, URL’s and domain names), (g) all financial models, (h) all customer lists, current and past and (i) all other intellectual property rights owned, used, filed by, licensed or possessed by the Company.

Section 1.28. Inventory.

“Inventory” shall mean all of the Company’s inventories of raw materials, work in process, finished goods and supplies held for use or sale by the Company as of the Effective Time.

Section 1.29. IRS.

“IRS” shall mean the Internal Revenue Service of the United States.

Section 1.30. Key Employees.

“Key Employees” shall mean Nour Eddine Fahmi, Ph.D, Jing-Zhen Deng, Ph.D and Larisa Dedkova, Ph.D.

Section 1.31. Knowledge of the Company.

“Knowledge of the Company” shall mean (a) the actual knowledge, after reasonable inquiry, of Sidney Hecht, Ph.D, and (b) the actual knowledge, without any duty of inquiry, of each of the Key Employees.

Section 1.32. Law.

“Law” shall mean any federal, state, local or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, any related law and any regulations promulgated thereunder by the U.S. Food and Drug Administration.

Section 1.33. Lease.

“Lease” shall mean the lease agreement by and between the University of Virginia Foundation and the Company, dated May 3, 2004, pursuant to which the Company leases the Real Property.

Section 1.34. Liens.

“Liens” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

Section 1.35. Material Adverse Effect.

“Material Adverse Effect” shall mean any event, change or effect that has a material adverse effect on (a) the properties, business, results of operations, or condition (financial or otherwise) of the Company or (b) the ability of Sellers to consummate the transactions contemplated hereby.

Section 1.36. Material Contracts.

“Material Contracts” shall have the meaning set forth in Section 3.9 hereto.

Section 1.37. Opinion of Company Counsel.

“Opinion of Company Counsel” shall mean the opinion of LeClair Ryan, A Professional Corporation, counsel to the Company, substantially in the form of Exhibit 1.37 attached hereto.

Section 1.38. Pension Plans.

“Pension Plans” mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) sponsored, maintained or contributed to, or required to be maintained or contributed to by the Company.

Section 1.39. Permits.

“Permits” shall mean governmental approvals, franchises, authorizations, registrations, permits and licenses.

Section 1.40. Permitted Liens.

“Permitted Liens” shall mean Liens for Taxes for the current tax year that are not yet due and payable and those Liens affecting the Assets that are specifically listed on Schedule 1.40 hereto.

Section 1.41. Petroleum Products.

“Petroleum Products” shall have the meaning set forth in Section 3.23(a) hereto.

Section 1.42. Preferred Stock Per Share Purchase Price.

“Preferred Stock Per Share Purchase Price” shall mean $1.00.

Section 1.43. Purchased Stock.

“Purchased Stock” shall mean all of the issued and outstanding shares of capital stock of the Company, consisting of all of the issued and outstanding shares of Company Common Stock (including any Company Common Stock issuable upon the exercise of any Company Stock Options or upon conversion of any shares of Company Preferred Stock) and all of the issued and outstanding shares of Company Preferred Stock.

Section 1.44. Real Property.

“Real Property” shall mean the real property leased or owned by the Company as of the Effective Time, together with all improvements and fixtures thereon and all easements, rights-of-way and other appurtenants thereto.

Section 1.45. Required Consents.

“Required Consents” shall mean the consent to the assignment of the Lease by the University of Virginia Foundation and those consents required from parties to the Contracts and Permits that are necessary or required in order to give effect to the transactions contemplated herein, all of which are specifically identified on Schedule 1.45 attached hereto.

Section 1.46. Tax and Taxes.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest, penalties and additions imposed thereon or with respect thereto.

Section 1.47. Tax Return.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined unitary group.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Sale of Purchased Stock.

At the Closing, upon the terms and subject to the conditions of this Agreement, and in consideration of the payments to be made by Buyer to Sellers pursuant to Section 2.2 hereof, each Seller shall sell, transfer, convey and deliver to Buyer all of the shares of Purchased Stock owned by such Seller, and Buyer shall purchase such shares of Purchased Stock from such Seller, free and clear of all Liens. Each Seller shall deliver, or cause to be delivered, to Buyer one or more stock certificates representing the Purchased Stock owned by such Seller, duly endorsed for transfer or accompanied by duly executed stock powers.

Section 2.2. Purchase of Purchased Stock.

At the Closing, Buyer shall purchase from each Seller, by wire transfer of immediately available funds to the account designated by such Seller on Schedule 2.2 attached hereto, the Purchased Stock held by such Seller as follows:

(a) Payment for Company Common Stock. Buyer shall pay to each Seller the Common Stock Per Share Purchase Price for each share of Company Common Stock held by such Seller;

(b) Payment for Company Preferred Stock. Buyer shall pay to each Seller the Preferred Stock Per Share Purchase Price for each share of Company Preferred Stock held by such Seller; and

Section 2.3. Payment for Company Stock Options.

All Company Stock Options shall become exercisable and fully vested immediately prior to Closing and cease to represent, as of Closing, a right to acquire shares of Company Common Stock, and at the Closing Buyer shall pay to the holder of such Company Stock Options to the account designated by such holder on Schedule 2.3, in settlement and cancellation thereof, a lump sum cash payment of an amount equal to (i) the excess, if any, of (A) the Common Stock Per Share Purchase Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised (with Buyer being entitled to withhold from payments made to holders of Company Stock Options pursuant to this Section 2.3 any applicable tax withholdings, which the Buyer shall cause the Company to pay promptly after the Closing to the appropriate taxing authorities, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by Buyer).

Section 2.4. Closing Deliveries.

At the Closing, Sellers and the Company shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to Section 7.8 hereof, and Buyer shall deliver, or cause to be delivered, to Sellers and the Company those deliveries required to be made at or prior to the Closing pursuant to Section 8.5 hereof.

Section 2.5. Other Closing Payments.

At the Closing, Buyer shall pay in cash on behalf of the Company the accounts payable of the Company set forth on Schedule 2.5 hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule attached hereto:

Section 3.1. Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. The Company is duly qualified or licensed to transact business as a foreign corporation, and is in good standing, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary.

(b) The Company has full corporate power and authority to enter into this Agreement and has taken all corporate action necessary in order to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 3.2. Authorization; Enforceability.

This Agreement is, and the other documents and instruments required hereby to which the Company is a party will be, when executed and delivered by the Company, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. The Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which the Company is a party.

Section 3.3. No Violation or Conflict by the Company.

The execution, delivery and performance by the Company of this Agreement and all of the other documents and instruments required hereby to which the Company is a party do not and will not (a) conflict with or violate (i) the charter or bylaws of the Company, (ii) any Law, rule, regulation, judgment, order or decree binding on the Company or any of its assets (iii) any Contract or other contract, note, bond, indenture, lease, agreement or arrangement to which the Company is a party or by which the Company or any of its assets are bound, or (b) give any party to any Contract or other contract, note, bond, indenture, lease, agreement or arrangement to which the Company is a party or by which the Company is bound any right of termination, cancellation, acceleration or modification thereunder.

Section 3.4. No Consents.

Except for the Required Consents, all of which shall have been obtained prior to the Closing, no consent of any other person, and no notice to, filing or registration with, or consent, license, permit, order, approval or authorization of, any Governmental Authority is necessary or is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5. Capitalization.

The authorized capital of the Company consists of 1,500,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock. The Purchased Stock represents all of the issued and outstanding capital stock of the Company and has been duly and validly issued and is fully paid and non-assessable. None of the Purchased Stock was issued in violation of any preemptive, subscription or similar rights. All of the Purchased Stock was offered and sold in compliance with all applicable federal and state securities laws and regulations. There are no options, warrants or other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Company, nor is the Company committed to issue any such option, warrant or other right, other than the Company Stock Options included in the Purchased Stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of the Company. There are no shares of capital stock reserved for issuance for any purpose.

Section 3.6. Subsidiaries.

The Company does not own any capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other business, nor does the Company have the right or obligation to acquire any ownership interest in any corporation, partnership, joint venture, limited liability company or other business.

Section 3.7. Litigation.

There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Company, overtly proposed or threatened, by, before, or involving any Governmental Authority or arbitration tribunal (a) against the Company, (b) relating to the business, Assets, properties or products of the Company or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no unresolved product liability, product warranty or worker’s compensation claim that has been asserted or filed or, to the Knowledge of the Company, overtly threatened against the Company by, before, or involving any Governmental Authority or arbitration tribunal. To the Knowledge of the Company, the Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Authority or arbitration tribunal applicable to it or any of its properties, Assets, operations or business.

Section 3.8. Title to, Sufficiency and Condition of Assets.

The Company owns good, valid and marketable title to all of the Assets (whether tangible or intangible), free and clear of all Liens other than Permitted Liens. The Assets and Contracts include all tangible and intangible assets, contracts and rights necessary or desirable for the operation by Buyer of the business of the Company immediately after the Effective Time in accordance with the Company’s past practices. The tangible Assets are in good operating condition and repair, subject to ordinary wear and tear, are substantially fit for use in accordance with the Company’s past practices and are adequate for which they are currently used or held for use. There are no existing or proposed agreements, options, commitments or rights with, of or to any person or Governmental Authority to acquire or to condemn, expropriate or otherwise take without payment any of the assets of the Company or any interest therein.

Section 3.9. Contracts.

The Company has provided to Buyer (or a current or former Affiliate of Buyer) true and complete copies of all written Contracts (including all amendments or modifications thereto) that require the payment, or involve the receipt, of more than $10,000 during any 12-month period or have a term in excess of one year (the “Material Contracts”) or that include a covenant not to compete or other covenant restricting the business of the Company, that relate to a license, agreement or understanding with respect to the Intellectual Property, or that involve any Seller or any Affiliate of any Seller or any officer, employee or director of the Company and, in the case of oral Material Contracts, true and complete written summaries of the terms thereof. Each Material Contract is in full force and effect and is enforceable in accordance with its terms. The Company has performed each material term, covenant and condition of each Material Contract that is to be performed by it at or before the date hereof, or such material term, covenant or condition will be performed at or before the Closing (including, without limitation, pursuant to Section 2.5 hereof). No event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a material violation or breach of, or give any right to accelerate, modify, cancel or terminate any Material Contract by the Company or, to the Knowledge of the Company, any other party under any such Material Contract. To the Knowledge of the Company, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract. The Company has not made any prior assignment of any Material Contract or any of its rights or obligations thereunder.

Section 3.10. Accounts.

All Accounts reflected on the Balance Sheet represented as of the date of the Balance Sheet valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. Except to the extent paid prior to the Closing Date, such Accounts are, or will be as of the Closing Date, current and collectible. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Company, under any Contract with any account debtor of an Account relating to the amount or validity of such Account. Further, no counterclaims, defenses or offsetting claims with respect to the Accounts have been asserted or, to the Knowledge of the Company, threatened.

Section 3.11. Inventory.

All Inventory reflected on the Balance Sheet is of merchantable quality and quantity usable or salable in the ordinary course of business, except for obsolete and slow-moving items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Books and Records. The quantities of each item of Inventory reflected on the Balance Sheet (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 3.12. Financial Statements.

The Financial Statements set forth in Schedule 3.12 present fairly in all material respects the results of operations, the financial position and cash flows of the Company as of the respective dates thereof, and for the periods indicated and were prepared in accordance with GAAP consistently applied (except as described in the notes thereto, in the case of audited financial statements, or for the absence of notes and normal recurring year-end adjustments, in the case of unaudited financial statements).

Section 3.13. Absence of Undisclosed Liabilities.

To the Knowledge of the Company, except for any liability or obligation arising under any Material Contract, the Company has no liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise due or to become due) of any nature other than liabilities or obligations (a) which were accrued or reserved against on the Financial Statements or the Balance Sheet, (b) that are current liabilities incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet or (c) that have been or will have been discharged or paid in full prior to the Effective Time.

Section 3.14. Permits.

The Company possesses all Permits necessary or required for the conduct of its business, and all such Permits are in full force and effect and are being complied with in all material respects. The Company has not received written notice that the Company is in violation of any Permit. The Company has taken all necessary actions to maintain such Permits. No loss or expiration of any such Permit is pending, or to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof.

Section 3.15. Real Properties.

The Company does not own any real property. The Real Property subject to the Lease and the Real Property subleased by the Company until December 31, 2007 from Spinner Technologies, Inc., an Affiliate of the University of Virginia Patent Foundation, constitute all real property leased by the Company. The Company has delivered to Buyer (or a current or former Affiliate of Buyer) true and correct copies of all certificates of occupancy and building permits in the possession of the Company for the improvements located on the Real Property. With respect to each parcel of Real Property, to the Knowledge of the Company:

(a) the Company has good and valid title to the leasehold estates in all leased Real Property, in each case free and clear of all mortgages, Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except easements, covenants, rights-of-way and other similar restrictions of record; any conditions that may be shown by a current, accurate survey or physical inspection of any leased Real Property made prior to Closing; and (i) zoning, building and other similar restrictions, and (ii) mortgages, Liens, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any leased Real Property and subordination or similar agreements relating thereto.

(b) there are no pending or, to the Knowledge of the Company, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the parcel or other legal matters affecting adversely the current use, occupancy or value thereof;

(c) all facilities have received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership, occupation or operation thereof and in all material respects have been operated and maintained in accordance with applicable Law;

(d) all buildings located on such parcel (including the foundation, load-bearing walls, roof and roof membrane, if applicable) are free from material patent structural defects, and the plumbing, mechanical, electrical, heating and ventilation systems installed within such buildings are in a good state of repair and are in good working order;

(e) there are no material improvements necessary to use any leased Real Property to conduct the business of the Company as it is currently being conducted;

(f) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Company) the right of use or occupancy of any portion of the parcel;

(g) there are no outstanding options or rights of first refusal to purchase the parcel, or any portion thereof or interest therein;

(h) there are no parties in possession of the parcel, other than tenants under any leases or subleases, who are in possession of space to which they are entitled;

(i) all facilities located on the parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable Laws;

(j) each parcel abuts on and has direct vehicular access to a public road, or has access to a public road; and

(k) there are no material improvements necessary to use each parcel for its intended purpose as of the Effective Time.

Section 3.16. Intellectual Property.

(a) The Company is the sole owner of all right, title and interest in and to the Intellectual Property owned by the Company and has all necessary licenses, rights, permissions and authorizations to use the Intellectual Property licensed by the Company, including, without limitation, all required computer software licenses free and clear of all Liens. The Intellectual

Property constitutes all non-tangible property necessary for the operation of the business of the Company as presently conducted. To the Knowledge of the Company, each item of Intellectual Property has been used by the Company with the authorization of every other claimant thereto and the execution, delivery and performance of this Agreement will not impair such use by the Company after the Effective Time.

(b) For a period of three years prior to the date hereof, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party, and the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company. There are no pending claims, including but not limited to litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature challenging, impacting, or involving the Intellectual Property, or the Company’s rights therein. A description of any such claims asserted, filed, settled or resolved in the last three years is set forth on Schedule 3.16. Such identifications shall include descriptions of the parties involved, the Intellectual Property involved, the nature of the claims, the resolution of the claims, the date of resolution, and true and correct copies of any demand letters, cease and desist letters, complaints, notices of opposition, petitions to cancel, decisions or orders, or settlement agreements.

(c) Schedule 3.16 identifies each patent, trademark, copyright or other registration that has been issued to the Company with respect to any of the Intellectual Property, identifies each pending application or application for registration that the Company has made with respect to any of the Intellectual Property and identifies each license, agreement or other permission that the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions thereto). The Company has delivered to Buyer (or a current or former Affiliate of Buyer) correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.16 also identifies each trade name or unregistered trademark used by the Company. With respect to each item of Intellectual Property required to be identified therein: (i) to the Knowledge of the Company, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) the Company has not licensed or permitted any third party to use any such item.

Section 3.17. Orders, Commitments and Returns.

All accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services used or to be used in the business of the Company were made in bona fide transactions in the ordinary course of business. There are no customer or distributor claims against the Company to return products by reason of alleged overshipments or adulterated, misbranded, damaged or otherwise defective products or otherwise, and no products of the Company are in the hands of customers or distributors under a consignment arrangement or other understanding that such products will be returnable.

Section 3.18. Books and Records.

The Books and Records, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such Books and Records will be in the possession of the Company.

Section 3.19. Affiliated Transactions.

The Company has not purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any employee (except with respect to remuneration for services as an employee), stockholder, officer or director, or any Affiliate of any of the foregoing. The Company does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of the foregoing owes any amount or has any contractual obligation to the Company.

Section 3.20. Insurance.

The Company has made available to Buyer (or a current or former Affiliate of Buyer) copies of each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) that is in force as of the date hereof and as to which the Company is a party, a named insured or otherwise the beneficiary of coverage. The Company has delivered a certificate of insurance issued by the insurance provider to Buyer (or a current or former Affiliate of Buyer) for each such insurance policy. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (c) no party to any policy has repudiated any provision thereof. The Company has been covered during the past five years by insurance substantially similar in scope to policies currently in effect. The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) any self-insurance arrangements affecting the Company. The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) all claims made by the Company under any insurance policy during the past five years with respect to its business.

Section 3.21. Tax Matters.

(a) The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) all Tax elections, consents and agreements made by or affecting the Company, all types of Taxes paid and Tax Returns filed by or on behalf of the Company and the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company.

(b) The Company has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth on such Tax Returns is accurate and complete in all material respects.

(c) The Company has paid all Taxes shown as due on all Tax Returns that it has filed.

(d) The Company is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under applicable Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(e) The Company has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

(f) The Balance Sheet fully and properly reflects, as of its date, the liabilities of the Company for all Taxes that are required by GAAP to be reflected thereon.

(g) For all periods after the date of the Balance Sheet, the Books and Records fully and properly reflect the liabilities of the Company for all Taxes that are required by GAAP to be reflected thereon.

(h) The Company has not granted (and is not subject to) any waiver currently in effect extending the period of limitations for the assessment of any Tax, no unpaid Tax deficiency has been asserted against or with respect to the Company by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of the Company.

(i) The Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state law.

(j) Neither the Company nor any ERISA Affiliate is a party to any agreement or other arrangement under which the Company or any ERISA Affiliate is or may become obligated to make any payment that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or that would cause compensation payable by it to be non-deductible under Section 162(m) of the Code.

(k) No Seller is a “foreign person” for purposes of Section 1445 of the Code.

(l) The Company is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code, and neither the Company nor any entity to whose liabilities the Company has succeeded has filed or been included in a consolidated, unitary, or combined Tax Return with another person.

(m) To the Knowledge of the Company, there are no due but unpaid Taxes payable by the Company that (i) are or could become a Lien on any Asset, (ii) could be reasonably expected to have a Material Adverse Effect or (iii) could result in any liability to Buyer.

(n) The Company has provided Buyer (or a current or former Affiliate of Buyer) with true and correct copies of all correspondence between the Company and any taxing authority.

(o) Since April 16, 1997, the Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies.

Section 3.22. Compliance with Law.

Except as would not have a Material Adverse Effect, the conduct of the business of the Company and its use of the Assets and performance under the Contracts do not violate or conflict, and have not violated or conflicted, with any Law. The Company has not received any notice or other communication that alleges the Company is in violation of any applicable Laws or regulations. The Company is not in default under, and has complied in all material respects with, every federal, state or local grant that the Company has been awarded, no money received by the Company pursuant to any such grant is required to be returned or reimbursed and the Company has no ongoing obligations that have not been either satisfied, discharged or fulfilled.

Section 3.23. Environmental Conditions.

(a) Definitions. When used in this Section 3.23:

(i) “Environmental Laws” shall mean any and all applicable federal, state, local or municipal Laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority (as defined below) regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below), Petroleum Products (as defined below) or environmental protection, together with any amendment or reauthorization thereto or thereof, as now or at any time hereafter in effect;

(ii) “Governmental Authority” shall mean any federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case having jurisdiction over the applicable matter and whether of the United States or another country;

(iii) “Hazardous Materials” shall mean any pollutants, contaminants, solid waste, hazardous material, hazardous waste, infectious or biomedical medical waste, or hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, radioactivity, reactivity or toxicity characteristic leaching procedure, as such terms are now or hereafter defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law; and

(iv) “Petroleum Products” shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

(b) The Company has at all times conducted its business in compliance in all material respects with all Environmental Laws.

(c) (i) To the Knowledge of the Company, the Company has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by the Company), or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, and (ii) to the Knowledge of the Company, no prior owner of any such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, from or in any way affecting any such property or asset, or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

(d) To the Knowledge of the Company, there has been no (i) off-site shipment of any Hazardous Materials or Petroleum Products by the Company or (ii) release by the Company on, under, at, from or in any way affecting any real properties now or previously owned or operated by the Company, which off-site shipment or release gives rise to liabilities or obligations under Environmental Laws or common law that could have a material adverse effect on the Assets or Contracts or the properties, business, financial condition or results of operations of the Company. The Company has not received any notices or claims that alleges that the Company is in violation of any Environmental Laws or that it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law.

(e) The Company has received all Permits as may be required under applicable Environmental Laws to conduct the business of the Company as currently conducted, and the Company is in compliance in all material respects with the terms and conditions of each such Permit.

(f) The Company has provided to Buyer (or a current or former Affiliate of Buyer) true and accurate copies of all environmental site assessments, compliance audits, environmental management system reviews, environmental consulting agreements, and regulatory correspondence concerning the Real Property.

(g) The Company has provided to Buyer (or a current or former Affiliate of Buyer) true and accurate copies of all insurance policies, insurance policy applications, notices to insurance carriers, reservation of rights letters, environmental insurance policy or applications, and financial assurance documentation concerning or potentially concerning the Real Property.

(h) The Company has provided to Buyer (or a current or former Affiliate of Buyer) true and accurate copies of all accounting and financial records involving past, present and proposed expenditures for environmental compliance, environmental remediation, and environmental investigations involving the Real Property or property at which waste or materials from the Company actually or allegedly have been sent.

(i) The Company has provided to Buyer (or a current or former Affiliate of Buyer) true and accurate copies of all correspondence with any prior owner or operator of the Real Property concerning any environmental issue at the Real Property.

(j) The Company has not in the past been nor is it currently named as a potentially responsible party for the investigation, remediation or monitoring of environmental conditions under any Environmental Laws at any sites not owned by the Company.

(k) The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) all material facts that the Company reasonably believes would be reasonably likely to have a material adverse effect on the Company from (x) the cost of pollution control equipment currently required or known to be required in the future, (y) investigation, assessment, monitoring, remediation, response, removal, corrective action, cleanup, or remediation costs and any related costs currently required or known to be required in the future, or (z) any other environmental, health or safety matter affecting the Company.

(l) The Company does not know of any characteristic, condition or trait in the products manufactured, assembled or sold by the Company or any characteristic, condition or trait at the Real Property which could, with the passage of time or giving of notice or both, give rise to any liability or obligation of the Buyer under any Environmental Laws.

Section 3.24. Labor Matters.

(a) The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) the following information for each employee of the Company (including each employee on leave of absence or layoff status): name, job title and current compensation paid or payable. To the Knowledge of the Company, no employee of the Company intends to terminate his or her employment.

(b) The Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.

(c) There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company, overtly threatened before the National Labor Relations Board or any other comparable authority.

(d) The Company is not a party to any collective bargaining agreements.

(e) There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Company, proposed or overtly threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

(f) Each employee of the Company is employed on an “at will” basis.

(g) There are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or other work stoppages involving any persons employed by the Company.

(h) There are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of the Company, proposed or threatened, before the National Labor Relations Board or other federal, provincial, state, or local agency in connection with any persons employed by the Company.

Section 3.25. No Adverse Change.

Since the date of the Balance Sheet, the business of the Company has been operated in the ordinary course and substantially in the same manner as previously conducted, and there has not been any:

(a) change in the Company’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Company, issuance of any security convertible into such capital stock, grant of any registration rights, purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock, declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, or split, combination or reclassification of any shares of capital stock of the Company;

(b) amendment to the charter or bylaws of the Company;

(c) material adverse change in the business of the Company, financial condition, or results of operations of the Company and, to the Knowledge of the Company, no fact or condition has occurred or exists or is contemplated or threatened (other than general economic or industry conditions) which might reasonably be expected to result in any such material adverse change;

(d) merger or consolidation with, purchase of substantially all of the assets of, or other acquisition of any business or proprietorship, firm, association, corporation or other business organization or division thereof;

(e) loss or, to the Knowledge of Company, threatened or contemplated loss of business of one or more customers of the Company, which loss could reasonably be expected to have a Material Adverse Effect;

(f) borrowings by the Company other than trade payables arising in the ordinary course of business or pledge or hypothecation of any Assets to secure any indebtedness of the Company;

(g) forgiveness of any indebtedness or other obligations owed to the Company;

(h) payment or increase by the Company of any bonuses, salaries or other compensation to any stockholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar contract with any director, officer or employee;

(i) entry into any collective bargaining agreement;

(j) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of the Company;

(k) damage to, or destruction, condemnation or loss of, any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of the Company, taken as a whole;

(l) termination or assignment of, or receipt of notice of termination of, any Material Contract or insurance policy;

(m) sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien (other than a Permitted Lien) on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property;

(n) capital expenditure by the Company outside of the ordinary course of business;

(o) purchase of Inventory or trade accounts payable incurred by the Company in excess of levels (giving effect to seasonal needs) normally purchased or incurred by the Company in the ordinary course of business consistent with past practices;

(p) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(q) change in the accounting methods and Tax elections used by the Company; or

(r) agreement, whether oral or written, by the Company to do any of the foregoing.

Section 3.26. Employee Benefit Plans.

(a) The Company has provided Buyer (or a current or former Affiliate of Buyer) a true and complete list of the Employee Benefit Plans currently or previously maintained by the Company or an ERISA Affiliate, together with a copy of the same, the most recent annual report on Form 5500 filed with the IRS, the most recent summary plan description and each summary of material modifications thereto, if applicable.

(b) No Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(3) of ERISA and neither the Company nor any ERISA Affiliate has previously maintained or had an obligation to contribute to a “multiemployer plan” (as defined above); and if any Employee Benefit Plan is such a “multiemployer plan”, the Company and each ERISA Affiliate may terminate its participation in such plan without any withdrawal liability.

(c) Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and all applicable Laws, including without limitation complying with all written plan document, reporting, disclosure, fiduciary and prohibited transaction requirements applicable thereto.

(d) Neither the Company nor any ERISA Affiliate has any obligation to provide welfare benefits to any former employee, non-employee director or service provider or the spouses, dependents or beneficiaries thereof other than those benefits required under Section 4980B of the Code and Sections 601 et seq. of ERISA.

(e) There are no audits, examinations, investigations or other reviews which are ongoing or have been completed in the last three years by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Employee Benefit Plans) or proceedings against or involving any Employee Benefit Plans or asserting any rights to or claims for benefits or breach of duty under any Employee Benefit Plans, and none have been threatened or noticed.

(f) Each Pension Plan that is intended to be a Tax-qualified plan in the United States has been the subject of a determination letter from the IRS to the effect that such Pension Plan as established, amended and currently in effect and any related trust is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Knowledge of the Company, no such revocation has been threatened.

(g) Each Employee Benefit Plan subject to Section 409A of the Code has been operated and is in compliance with the requirements of Section 409A of the Code.

(h) Each Employee Benefit Plan that is intended to be a cafeteria plan within the meaning of Section 125 of the Code and each trust or other entity that is intended to be a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code meets the applicable requirements of such Code sections, respectively.

(i) Each Employee Benefit Plan, or the participation of the Company or ERISA Affiliate therein, may in the discretion of the Company or ERISA Affiliate be terminated without any liability other than those amounts which are recorded as liabilities on the Company’s or an ERISA Affiliate’s Books and Records.

(j) No Pension Plan is subject to Title IV of ERISA or Section 412 of the Code; and if any Pension Plan is subject to Title IV of ERISA or Section 412 of the Code, no such Pension Plan has an accumulated funding deficiency for purposes of Section 412 of the Code, each such Pension Plan is fully funded on both an ongoing and a termination basis and the Company has not incurred any liability under Title IV of ERISA with respect thereto.

Section 3.27. Warranties and Service Payment Obligations.

(a) No warranty, express or implied, has been made or extended by the Company with respect to the Assets, or the products or services provided by the Company in relation thereto. There are no claims (actual or threatened) based on any product warranty of which the Company has received notice.

(b) The Company has not granted to any person the right to repair, maintain, service or support any of the Assets. No agreement for the sale, license, service, support or maintenance of the Assets obligates the Company to provide any change in functionality or other alterations in the performance of the Assets or to provide new products or technology.

Section 3.28. Bank Accounts.

The Company has disclosed to Buyer (or a current or former Affiliate of Buyer) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company.

Section 3.29. Customers and Suppliers.

The Company is not engaged in any disputes with any current customer or supplier, and there has not been any material adverse change, and, to the Knowledge of the Company, there are no facts which could reasonably be expected to result in a material adverse change, in the business relationship of the Company with any current customer or supplier. The Company has not received any written notice, nor does the Company have any Knowledge that: (a) any current customer intends to terminate, fail to renew or seek any material adverse modification of its existing business arrangements with the Company; or (b) any current supplier (i) has sought, or is seeking, to substantially increase the price it charges the Company for supplies or other goods and services or (ii) will not sell supplies or other goods and services to Buyer or the Company at any time after the Closing Date on terms and conditions similar to those used in current sales to the Company, subject to general and customary price increases.

Section 3.30. Fees and Expenses of Brokers and Others.

The Company is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and the Company has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 3.31. Disclosure.

Neither this Agreement or any schedule or exhibit hereto nor any certificate or other document furnished to Buyer by the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby severally (as to himself or herself or itself and not as to any other Seller) represents and warrants to Buyer that:

Section 4.1. Authorization; Enforceability.

This Agreement is, and the other documents and instruments required hereby to which such Seller is a party will be, when executed and delivered by such Seller, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms. Such Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which such Seller is a party. With respect to any Seller that is a corporation, limited liability company, partnership or other entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller, to the extent required by the governing documents of such Seller or applicable Law, have been duly and validly authorized by the board of directors or other governing body of such Seller and no other corporate, limited liability, partnership or other proceedings on the part of such Seller, and, as the case may be, its board of directors or other governing body or its stockholders, partners or members are necessary therefore.

Section 4.2. Title to Purchased Stock.

Such Seller is the record and beneficial owner and owns good, valid and marketable title to the number of shares of Purchased Stock listed under its name on Exhibit A attached hereto, free and clear of any and all Liens. Upon Buyer’s payment of the Purchase Price, Buyer will own good, valid and marketable title to the Purchased Stock, free and clear of any and all Liens, and good, valid and marketable title to the Purchased Stock, free and clear of any and all Liens, will pass to Buyer. Other than this Agreement, the Purchased Stock is not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Purchased Stock.

Section 4.3. Disclosure.

Such Seller is not aware of any material facts or circumstances regarding the Company that such Seller reasonably believes should be disclosed to Buyer that would materially and adversely effect Buyer’s decision to purchase the Purchased Stock.

Section 4.4. No Consents.

No consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Company and Sellers that:

Section 5.1. Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Buyer is duly qualified or licensed to transact business as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified could be reasonably expected to have a material adverse effect on its business, financial condition or results of operations.

Section 5.2. Authorization; Enforceability.

This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the legal valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which Buyer is a party.

Section 5.3. No Violation or Conflict.

The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments required hereby to which Buyer is a party do not and will not (a) conflict with or violate (i) the charter or bylaws of Buyer, (ii) any Law, rule, regulation, judgment, order or decree binding on Buyer or (iii) any contract or agreement to which Buyer is a party or by which Buyer is bound, or (b) give any party to any contract or agreement to which Buyer is a party or by which Buyer is bound any right of termination, cancellation, acceleration or modification thereunder.

Section 5.4. No Consents.

No consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5. Litigation.

There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Buyer, overtly proposed or threatened, by, before, or involving any Governmental Authority or arbitration tribunal that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6. Fees and Expenses of Brokers and Others.

Buyer is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

ARTICLE VI

[RESERVED]

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

Section 7.1. Compliance with Agreement.

The Company and Sellers shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

Section 7.2. Proceedings, Instruments and Due Diligence Satisfactory.

All proceedings, corporate or other, to be taken by the Company and Sellers in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer’s counsel. Buyer shall have completed its due diligence review of the Company to the satisfaction of Buyer in its sole discretion.

Section 7.3. No Litigation.

No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.4. Representations and Warranties.

Each of the representations and warranties of the Company and Sellers contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

Section 7.5. Material Damage to Assets; Material Adverse Effect.

Between the date of this Agreement and the Closing Date, (a) the Assets shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against and (b) there shall not have occurred any Material Adverse Effect.

Section 7.6. Employment Agreements with Key Employees.

Each Key Employee shall have entered into an Employment Agreement with the Company.

Section 7.7. Consulting Agreement.

Dr. Sidney Hecht shall have entered into a Consulting Agreement with the Company.

Section 7.8. Deliveries at Closing.

Sellers or the Company, as the case may be, shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date by Sellers or the Company, as the case may be, and in form and substance reasonably acceptable to Buyer:

(a)	the certificates evidencing all of the Purchased Stock, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

(b)	a secretary’s certificate of the Company, including (i) the charter of the Company, certified by the Secretary of State or equivalent governmental body of the Company’s jurisdiction of its incorporation, (ii) the bylaws of the Company and (iii) the resolutions of the Board of Directors of the Company approving the transaction contemplated by this Agreement;

(c)	a current certificate of good standing from the Company’s jurisdiction of incorporation and from each jurisdiction in which the Company is qualified to transact business as a foreign corporation;

(d)	the minute books of the Company, including all stock registers, corporate seals and related materials;

(e)	all Required Consents and other consents, approvals and waivers from Governmental Authorities and other parties required to be obtained by the Company or Sellers;

(f)	the Opinion of Company Counsel; and

(g)	such other documents and certificates as Buyer shall reasonably request.

Section 7.9. Consents from Holders of Company Stock Options.

The Company shall have delivered to Buyer true and correct copies of consents of all of the holders of Company Stock Options that are necessary to effect the treatment contemplated by Section 2.3 hereof.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS AND THE COMPANY

Each and every obligation of Sellers and the Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

Section 8.1. Compliance with Agreement.

Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

Section 8.2. Proceedings and Instruments Satisfactory.

All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers, the Company and the Company’s counsel.

Section 8.3. No Litigation.

No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 8.4. Representations and Warranties.

Each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

Section 8.5. Deliveries at Closing.

Buyer shall have delivered to Sellers and the Company such documents and certificates as Sellers or the Company shall reasonably request, each properly executed and dated as of the Closing Date and in form and substance reasonably acceptable to Sellers and the Company.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.1. Additional Instruments.

At any time and from time to time after the Closing, at either a Seller’s, the Company’s or Buyer’s request and without further consideration, the Company, Sellers or Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as a Seller, the Company or Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated herein.

Section 9.2. Access to Books and Records.

From and after the Closing Date, Buyer will authorize and permit Sellers and their representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Buyer’s or the Company’s business, to all of the Books and Records. From and after the Closing Date, Sellers will authorize and permit Buyer and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes to all books, records, files, documents and other correspondence related to the business of the Company prior to the Closing that are not included among the Books and Records. The Company, Buyer and Sellers agree to (a) maintain all books, records, files, documents and other correspondence related to the Company’s business prior to the Closing in accordance with their respective normal document retention practices after the Closing Date and (b) make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any claim that may be subject to indemnification hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

Section 9.3. Certain Tax Matters.

(a) Sellers agree to cooperate with Buyer, and Buyer agrees to cooperate with Sellers, to the extent necessary in connection with the filing, pursuant to any provision of Law, of any information return or other document relating to Buyer’s acquisition of the Company and any of the other transactions contemplated by this Agreement.

(b) Sellers agree to make available to Buyer and the Company records in the custody of Sellers, to furnish other information, and otherwise to cooperate to the extent reasonably required for the preparation or filing of Tax Returns relating to the Company.

(c) Each Seller shall pay (and shall indemnify and hold Buyer harmless from) all sales, stamp, recordation and transfer taxes arising out of, or directly related to, the sale of such Seller’s Purchased Stock under this Agreement. For the avoidance of doubt, such Seller shall not pay (or indemnify or hold Buyer harmless from) any sales, stamp, recordation or transfer taxes arising out of, or related to, any other transactions contemplated by this Agreement, including without limitation the sale of Purchased Stock by any other Seller.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

Section 11.1. Entire Agreement; Amendment; Waiver.

This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.2. Expenses.

Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, except that Buyer shall pay the fees and expenses of counsel to the Company.

Section 11.3. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. Each of the parties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any United States federal or Virginia state court sitting in Richmond, Virginia, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.7 hereof. Nothing in this Section 11.3, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by Law or in equity.

Section 11.4. Further Assurances.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such necessary action that is reasonably requested by another party, all at the sole expense of the requesting party. The parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby upon the reasonable request of another party.

Section 11.5. Termination and Survival of Representations and Warranties.

The representations and warranties of the Company in this Agreement and in all other certificates and documents delivered pursuant to this Agreement shall terminate upon, and shall not survive, the Closing. The representations and warranties of each Seller and of Buyer in this Agreement and in all other certificates and documents delivered pursuant to this Agreement shall survive the Closing.

Section 11.6. Assignment.

This Agreement and each party’s respective rights hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns.

Section 11.7. Notices.

All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to the other party (or to an officer of the other party, if such party is not a natural person), (b) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via facsimile or electronic mail (confirmed by telephone in each case), in all cases addressed to the person for whom it is intended at his address set forth below or beneath its signature hereto or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.7:

If to Buyer:	New River Management IV, LP
1881 Grove Avenue
Radford, Virginia 24141
	Attention:	Randal J. Kirk
	Phone:	(540) 633-7978
	Fax:	(540) 633-7939

With a copy to:	Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
	Attention:	John Owen Gwathmey, Esquire
	Phone:	(804) 697-1225
	Fax:	(804) 698-5174

If to Company:	Pinnacle Pharmaceuticals, Inc.
McCormick Road
Charlottesville, Virginia 22904-4319
	Attention:	Sidney Hecht, PhD
	Phone:	(434) 924-3906
	Fax:	(434) 924-7856

With a copy to:	LeClair Ryan, A Professional Corporation
123 East Main Street, 8th Floor
Charlottesville, Virginia 22902
	Attention:	Michael P. Drzal, Esquire
	Phone:	(434) 245-3431
	Fax:	(434) 296-0905

Section 11.8. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission of such party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

Section 11.9. Interpretation.

Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 11.10. Severability.

If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect.

Section 11.11. No Third Party Rights.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The Company, Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Company, Buyer or Sellers contained in this Agreement.

Section 11.12. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 11.13. Counsel to Company.

LeClair Ryan, A Professional Corporation (“LeClair Ryan”) has served as legal counsel to the Company in connection with this Agreement and the transactions contemplated hereby after full disclosure to Sellers of its representation of the Company. Each Seller acknowledges that he, she, or it has not been represented by LeClair Ryan in connection with this Agreement or the transactions contemplated hereby, is fully aware of such Seller’s right to the advice of counsel independent from that of the Company, and that LeClair Ryan has advised Seller of such right. Each Seller further acknowledges that no advice or representations have been made by LeClair Ryan or the Company with respect to the tax or other consequences of this Agreement to such Seller. By executing this Agreement, each Seller represents that he, she, or it has either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult such independent legal counsel.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its name by a duly authorized officer as of the day and year first above written.

New River Management IV, LP

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of Third Security Capital Partners IV, LLC, New River Management IV, LP

Pinnacle Pharmaceuticals, Inc.

By:	/s/ Sidney Hecht
Name:	Sidney Hecht
Title:	President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Transgenomic, Inc.

By:	/s/ Debra A. Schneider
Name:	Debra A. Schneider
Title:	V.P. & CFO

Address:	12325 Emmet Street
Omaha, NE 68164
Phone:	(402) 452-5446
Fax:	(402) 452-5461

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/ Sidney Hecht
Sidney Hecht

Address:	4770 Drakeson Road
Charlottesville, VA 22911
Phone:	(434) 466-4952
Fax:	(434) 924-7856

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/ Francis Schmidt
Francis Schmidt

Address:	801 Westport Dr
Columbia, MO 65203
Phone:	(573) 424-6872
Fax:	(573) 884-4597

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

S.R. One Limited

By:	/s/ Joyce A Lonergan
Name:	Joyce A. Lonergan
Title:	President

Address:	200 Barr Harbor Drive, Suite 250
Four Tower Bridge
West Conshohocken, PA 19428
Phone:	+1 610 567 1000
Fax:	+1 610 567 1039

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

The University of Virginia Patent Foundation

By:	/s/ Robert S. MacWright
Name:	Robert S. MacWright
Title:	Executive Director & CEO

By:	/s/ Erik L Hewlett
Name:
Title:

Address:	250 W Main Street
Suite 300
Charlottesville, PA 22402
Phone:	(434) 924-2175
Fax:	(434) 982-1583

Exhibit A

Sellers	Shares of Company Common Stock
Sidney Hecht	210,000
Francis Schmidt	120,000
S.R. One, Limited	250,000	*
The University of Virginia Patent Foundation	250,000	*
Transgenomic, Inc.	250,000

	1,080,000

*	Immediately prior to the Closing, each of S.R. One, Limited and The University of Virginia Patent Foundation converted all 250,000 shares of Company Preferred Stock held by it into 250,000 shares of Company Common Stock.

2